Exhibit 99.1

Finn M. W. Caspersen, Jr. Appointed to Senior Executive Vice President, Chief Operating Officer and
General Counsel of Peapack-Gladstone Bank

Bedminster, NJ – March 22, 2013 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) announces the appointment of Finn M. W. Caspersen, Jr., to the position of Senior Executive Vice President, Chief Operating Officer and General Counsel of Peapack-Gladstone Bank, the holding company’s wholly owned community bank.

Caspersen joined the Bank in March of 2004 as Senior Vice President and was promoted to General Counsel in May of 2006. He was promoted again to Executive Vice President in January of 2008 and was elected to the Board of Directors in April of 2012. A graduate of Harvard Law School and Harvard College, Caspersen has nearly 18 years of experience, including 9 years in the banking industry. Caspersen is now responsible for guiding the Bank’s overall operational strategy and directing many of the Bank’s organizational areas including Retail Lending, Technology, Deposit Operations, Security and Facilities, and Brand and Marketing.

Prior to joining the Bank, Caspersen worked in the fields of venture capital, investment banking and corporate law. Active in the community, Caspersen has served in local government and on the board of directors of a number of not-for-profit organizations.

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.67 billion as of December 31, 2012. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921 and has 23 branches in Hunterdon, Middlesex, Morris, Somerset and Union Counties. The Bank’s wealth management division, PGB Trust & Investments, operates at the Bank’s corporate offices located at 500 Hills Drive in Bedminster and at five other locations: Clinton, Morristown and Summit, New Jersey, Bethlehem, Pennsylvania and within the Bank's new subsidiary, PGB Trust & Investments of Delaware, in Greenville, Delaware. To learn more about Peapack-Gladstone Financial Corporation, Peapack-Gladstone Bank or PGB Trust & Investments, please visit www.pgbank.com or call 908-234-0700.

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Contact: Denise M. Pace-Sanders, Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.